Exhibit 3.1

MONOGRAM RESIDENTIAL TRUST, INC.

ARTICLES SUPPLEMENTARY

Monogram Residential Trust, Inc., a Maryland corporation (the “Company”), hereby certifies to the State Department of Assessments and Taxation of Maryland, that:

FIRST: Under a power contained in Section 3-802(c) of Title 3, Subtitle 8 of the Maryland General Corporation Law (the “MGCL”), by resolutions of its Board of Directors (the “Board of Directors”) duly adopted at a meeting duly called and held, the Board of Directors prohibited the Company from electing to be subject to Section 3-803 and Section 3-804(a) of the MGCL, as provided herein.

SECOND: The resolutions referred to above provide that the Company is prohibited from electing to be subject to the provisions of Section 3-803 and Section 3-804(a) of the MGCL, and that the foregoing prohibition may not be repealed unless the repeal of such prohibition is approved by the stockholders of the Company by the affirmative vote of at least a majority of the votes cast on the matter by stockholders entitled to vote generally in the election of directors.

THIRD: The election to prohibit the Company from becoming subject to Section 3-803 and Section 3-804(a) of the MGCL without the stockholder approval referenced above has been approved by the Board of Directors in the manner and by the vote required by law.

FOURTH: The undersigned officer acknowledges these Articles Supplementary to be the act of the Company and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Company has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its Chief Executive Officer, President and Chief Operating Officer and attested by its Senior Vice President, General Counsel and Secretary on this 17th day of June, 2016.

ATTEST:		MONOGRAM RESIDENTIAL TRUST, INC.

/s/ Daniel J. Rosenberg		By:	/s/ Mark T. Alfieri
Name:	Daniel J. Rosenberg		Name:	Mark T. Alfieri
Title:	Senior Vice President, General Counsel and Secretary		Title:	Chief Executive Officer, President and Chief Operating Officer